DISTRIBUTION PLAN

                            PIONEER INDEPENDENCE FUND


         DISTRIBUTION   PLAN,   dated  as  of  February  __,  1998,  of  PIONEER
INDEPENDENCE FUND, a Delaware business trust (the "Trust").

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Shares") of each series of the Trust ("Portfolio") in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this distribution plan (the "Distribution Plan") as a plan of distribution pursuant to such Rule;

         WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Trust's Shares in connection with the Distribution Plan;

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in such Rule 12b-1) with PFD, whereby PFD provides facilities and personnel and renders services to the Trust in connection with the offering and distribution of Shares (the "Underwriting Agreement");

         WHEREAS, the Trust also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Shares in connection with the offering of Shares, (b) PFD may compensate any Dealer that sells Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer and (c) PFD may make such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Shares, its profits or any other source available to it;

         WHEREAS, the Trust recognizes and agrees that PFD may impose certain deferred sales charges in connection with the repurchase of Shares by the Trust, and PFD may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Distribution Plan, has evaluated such information as it deemed necessary to an informed determination whether this Distribution Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Distribution Plan will benefit the Trust and its shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Distribution Plan for the Trust as a plan of distribution of Shares in accordance with Rule 12b-1, on the following terms and conditions:

                  1. The Trust may expend pursuant to this Distribution Plan amounts not to exceed 0.25% of the average daily net assets attributable to Shares of each Portfolio per annum.

                  2. Subject to the limit in paragraph 1, the Trust shall reimburse PFD for amounts expended by PFD to finance any activity which is primarily intended to result in the sale of Shares of the Trust or the provision of services to holders of Shares and Pioneer Independence Plans, the contractual plans pursuant to which the general public may invest in Shares (the "Plans"), including but not limited to commissions or other payments to Dealers and salaries and other expenses of PFD relating to selling or servicing efforts, provided, that the Board of Trustees of the Trust shall approve categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and, without limiting the generality of the foregoing, the initial categories of such expenses shall be (i) a service fee to be paid to qualified broker-dealers in an amount not to exceed 0.25% per annum of each Portfolio's daily net assets attributable to Shares; and (ii) reimbursement to PFD for its expenses incurred providing services to shareholders, including the Plans, and supporting broker-dealers in their efforts to provide such services (any addition of such categories shall be subject to the approval of the Qualified Trustees, as defined below, of the Trust). Such reimbursement shall be paid ten (10) days after the end of the month or quarter, as the case may be, in which such expenses are incurred.

                  3. The Trust understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of Shares and the provision of services to holders of Shares and the Plans. Nothing in this Distribution Plan shall be construed as requiring the Trust to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Trust.

                  4. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

                  5. This Distribution Plan shall become effective upon approval by (i) a "majority of the outstanding voting securities" of the Trust, (ii) a vote of the Board of Trustees, and (iii) a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreement related to the Distribution Plan (the "Qualified Trustees"), such votes with respect to (ii) and (iii) above to be cast in person at a meeting called for the purpose of voting on this Distribution Plan.

                  6. This Distribution Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Distribution Plan shall expire on , 1998. This Distribution Plan shall automatically terminate upon assignment. In the event of termination or non-continuance of this Distribution Plan, each Portfolio has twelve months to reimburse any expense which it incurs prior to such termination or non-continuance, provided that payments by such Portfolio during such twelve-month period shall not exceed 0.25% of each Portfolio's average daily net assets attributable to Shares during such period.

                  7. This Distribution Plan may be amended at any time by the Board of Trustees, provided that this Distribution Plan may not be amended to increase materially the limitation on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. Any amendment of this Distribution Plan to increase or modify the expense categories initially designated by the Trustees in paragraph 2 above shall only require approval of a majority of the Trustees and the Qualified Trustees if such amendment does not include an increase in the expense limitation set forth in paragraph 1 above. This Distribution Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of the Trust.

                  8. In the event of termination or expiration of this Distribution Plan, the Trust may nevertheless, within twelve months of such termination or expiration reimburse any expense which it incurs prior to such termination or expiration, provided that payments by the Trust during such twelve-month period shall not exceed 0.25% of the Trust's average daily net assets attributable to Shares during such period and provided further that such payments are specifically approved by the Board of Trustees, including a majority of the Qualified Trustees.

                  9. The Trust and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Distribution Plan and the purposes for which such expenditures were made.

                  10. While this Distribution Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

                  11. For the purposes of this Distribution Plan, the terms "assignment," "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

                  12. The Trust shall preserve copies of this Distribution Plan, and each agreement related hereto and each report referred to in paragraph 9 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

                  13. This Distribution Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

                  14. If any provision of this Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.